Exhibit 3(i).2
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                             OF TECH VENTURES, INC.
                            Under Section 242 of the
                    Corporation Law of the State of Delaware


     Tech Ventures, Inc., (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said Corporation by written consent filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation and changes to the Corporation's capital structure:

     "l. That Article FIRST of the Certificate of Incorporation be amended, and as amended, read as follows:

     `FIRST: The name of this corporation is ASSURETEC HOLDINGS INC.'

     "2. That Article FOURTH of the Certificate of Incorporation be amended and, as amended, read as follows:

     `FOURTH: The Corporation shall be authorized to issue the following shares:

           Class                    Number of Shares               Par Value
        ---------------------  ----------------------------  -------------------
          Common                      100,000,000                    $.001

         Preferred                     5,000,000                     $.001

The designations and powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

          The preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or
          payments  upon   liquidation,
          dissolution or winding up of the Corporation, and to classify or reclassify any un-issued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

          All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects, except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.'

     SECOND: Prompt notice of the taking of this corporate action has been given to all stockholders who did not consent in writing, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: The effective date of the foregoing resolutions is the close of business on the date this filing occurs in Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by R. Bruce Reeves, its Chief Executive Officer and Sole Director and attested by Kevin T. McGuire, its Secretary Treasurer this 28th day of October, 2003.

                                                     Tech Ventures, Inc.



                                                     By:/s/ R. Bruce Reeves, CEO
                                                        ------------------------
                                                        R. Bruce Reeves, CEO


ATTEST:



By: /s/ Kevin T. McGuire
    --------------------------------
    Kevin T. McGuire
    Secretary Treasurer